UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) – October 31, 2008

ENB FINANCIAL CORP
(Exact name of registrant as specified in its charter)

Pennsylvania	000-53297	51-0661129
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No)
of Incorporation)

31 E. Main St., Ephrata, PA		17522-0457
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(717) 733-4181

Not Applicable
(Former Name, Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ENB FINANCIAL CORP

Item 2.03   Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

On October 31, 2008, management of ENB Financial Corp (the “Company”) established a $1,222,000 liability in connection a voluntary severance package offered to employees of the Company’s wholly owned subsidiary, Ephrata National Bank (the “Bank”).  The voluntary severance package was extended at the end of September 2008 to all employees with 20 years of service or more to the Company as part of a workforce realignment initiative.  The workforce realignment initiative is part of a larger business process improvement engagement that began in 2007 with the assistance of the consulting division of the Bank’s core processor.  The workforce realignment seeks to achieve better matching of employee talent to existing positions.  The larger business processing engagement is to assist the Company in gaining greater efficiency and profitability by implementing many of our industry’s best practices.

The establishment of this liability will result in $1,222,000 of additional salary and benefit costs in the fourth quarter of 2008.  The liability covers all future severance obligations that are scheduled to be paid over 2009 and 2010 to 35 employees who have accepted the package.  When obligated severance package costs are paid in 2009 and 2010 they will directly reduce the Company’s liability and will not impact operating results.

Management does not anticipate any further severance costs associated with work force realignment or the greater business process improvement engagement.  It is expected that total salary costs will be lower in 2009 as a result of this one time charge to income in 2008.

ENB FINANCIAL CORP

SIGNATURES

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENB Financial Corp
(Registrant)

Dated: October 5, 2008	By:	/s/ Scott E. Lied
Scott E. Lied
Senior Vice President and Chief Financial Officer

3